Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Apellis Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457(r)	6,388,892(1)	$63.00	$402,500,196(1)	0.00011020	$44,355.53(2)

Fees to be Paid	Equity	Pre-funded warrants to purchase common stock(3)	457(r)	2,380,956(1	$62.9999(4)	$—(5)	0.00011020	$—(2)

Fees Previously Paid	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—		—	—

	Total Offering Amounts					$402,500,196		$44,355.53

	Total Fees Previously Paid							$—

	Total Fee Offsets							$27,810(6)

	Net Fee Due							$16,545.53(6)

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(p)

Fee Offset Claims	Apellis Therapeutics, Inc.	424(b)(5)	333-235830	January 20, 2022		$27,810(3)	Common Stock, par value $0.0001 per share	(3)	(3)	$300,000,000	—

Fee Offset Sources	Apellis Therapeutics, Inc.	424(b)(5)	333-235830	—	January 20, 2022	—	—	—	—	—	$27,810(6)

(1)

Assumes exercise in full of the underwriters’ option to purchase up to 833,333 additional shares of common stock and includes 2,380,956 shares of common stock issuable upon exercise of the pre-funded warrants to purchase common stock.

(2)

In accordance with Rule 457(r) under the Securities Act. This “Calculation of Filing Fee Tables” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-269899) in accordance with Rule 456(b) and 457(r) under the Securities Act of 1933

(3)

Pursuant to Rule 416 under the Securities Act, the pre-funded warrants to purchase common stock being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.

(4)	The registration fee for the pre-funded warrants is being allocated to the shares of common stock issuable upon exercise of the pre-funded warrants.
(5)	Represents the sum of the public offering price of the pre-funded warrants of $62.9999 per pre-funded warrant and the exercise price of $0.0001 per share issuable pursuant to the pre-funded warrants.
(6)

On January 20, 2022, the registrant filed a prospectus supplement dated January 20, 2022 pursuant to Rule 424(b(5) of the Securities Act (the “2022 prospectus supplement”), which supplemented the base prospectus included in the registrant’s registration statement on Form S-3 (File No. 333-235830) filed on January 7, 2020. The registrant registered an aggregate of $300,000,000 of securities under the 2022 prospectus supplement, representing $27,810 in registration fees, and sold $0 of securities under the 2022 prospectus supplement. The offering under the 2022 prospectus supplement been terminated.

Pursuant to Rule 457(p) under the Securities Act, the registration fee applicable to the securities being registered hereby in the amount of $44,355.53 is offset by $27,810 in registration fees previously paid by the registrant with respect to 2022 prospectus supplement that were registered but not sold prior to termination of the offering. Accordingly, $16,545.53 in registration fees are being paid in connection with this prospectus supplement